Exhibit 10.2
LETTER OF UNDERSTANDING

THIS LETTER OF UNDERSTANDING (the “Letter”) between Mr. Kent B. Guichard (the “Employee”) and American Woodmark Corporation, a Virginia corporation (the “Company”), is effective as of September 7, 2015 (the “Effective Date”).
WHEREAS, the Company desires to assure that it will have access to and benefit from the continued service and experience of the Employee, and the Employee is willing to enter into an agreement to such end upon the terms and conditions set forth in this Letter; and
WHEREAS, the Company and the Employee each desire that this Letter replace and supersede all previous agreements relating to the Employee’s terms of employment between the Company and the Employee;
            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:
1.   Employment.   The Company hereby employs the Employee and the Employee hereby accepts employment upon and agrees to the terms and conditions set forth herein.
2.   Term.   The term of employment under this Letter (the “Term”) shall commence upon execution of this Letter by both parties and end on January 31, 2018. This Letter shall replace and supersede all prior agreements which shall be terminated, with no further force or effect, as of the date of the Effective Date. Notwithstanding the foregoing, this Letter shall terminate immediately upon the Employee’s death, disability, retirement or voluntary resignation.
3.   Compensation.
a.   Salary.    During the Employee’s employment hereunder, the Company shall pay the Employee for all services rendered by the Employee a base salary at an annual rate of $200,000. Such salary shall be payable to the Employee in accordance with the Company’s usual paying practices for salaried employees.
b.   Annual Cash Bonus.   The Employee will not be eligible to participate in the Company’s annual incentive program effective with the fiscal year beginning May 1, 2015.
c.   Other Executive Compensation Benefits.   The Employee will not be eligible to receive any additional awards under the Company’s equity plans for employees effective with the fiscal year beginning May 1, 2015. The status of outstanding awards granted prior to May 1, 2015 will be governed by the specific terms of those awards.
d.   Other Salaried Benefits.   The Employee will be eligible to participate in any employee benefit plans, policies, or programs as are generally available from time to time to other salaried employees of the Company. In addition, the Employee will be eligible to participate in the Company’s preventative health programs, including continued participation in the more extensive annual medical exam offered to the Named Executive Officers from a nationally recognized clinic at no cost to him.
4.   Duties.   The Employee shall faithfully and to the best of his ability perform all duties incident to the office of Chairman of the Board of the Company. Such duties include working with members of the Board of Directors and Management to establish the Board agenda, acting as chairman during meetings of the Board, coordinating activities of the Board, and such other duties and responsibilities as may be reasonably assigned by the Board. In addition, the Chairman will complete to the best of his ability tasks assigned by the President and Chief Executive Officer including formal employee coaching and mentoring, assisting the CEO in representing the Company across a broad range of industry and economic activities, assisting the CEO in maintaining top level relationships with customer, vendor and other partners, and assisting in various employee training programs.
5.   Extent of Services.   During the Employee’s employment hereunder, the Company expects and the Employee agrees that the Employee shall devote sufficient time, attention and energy to the business of the Company so as to adequately fulfill his assigned duties and responsibilities. Furthermore, the Company and the Employee agree that the business of the Company shall take reasonable priority over any other active business engaged in by the Employee.

6.   Restrictive Covenants.
a.   Non-competition Restriction.   Except with the prior written consent of the Company, the Employee shall not, either during his employment hereunder or for the period of time after termination of his employment hereunder during which the Employee accepts severance payments pursuant to Section 7(b) (if applicable), directly or indirectly manage, operate, control, be employed by, participate in, consult with, render services to, or be connected in any manner with the management, operation, ownership or control of any business or venture in competition in the United States with the business of the Company. For purposes of this Section 6(a), a business or venture shall be deemed to be in competition with the business of the Company if that business or venture or any of its affiliates manufactures, distributes, or otherwise engages in the design, sale, or transportation of cabinets for residential use, including but not limited to such cabinet products intended for the primary use in the kitchen or bathroom. Nothing in this Section 6(a) however, shall prohibit the Employee from owning securities of the Company or from owning as an inactive investor up to 5% of the outstanding voting securities of any issuer which is listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ Stock Market or any of their respective successors. If the Employee directly or indirectly manages, operates, controls, is employed by, participates in, consults with, renders services to, or is connected in any manner with the management, operation, ownership or control of any business or venture which is in competition in the United States with the business of the Company, then the Company shall be entitled to immediately terminate any and all severance payments being made pursuant to Section 7(b), if any, and other benefits to which the Employee would otherwise be entitled.
b.   Non-solicitation.   Except with the prior written consent of the Company, the Employee shall not directly or indirectly seek to employ, entice away or in any other manner persuade or attempt to persuade any person employed by the Company to leave the Company. Notwithstanding the foregoing, if any person employed by the Company or any of its subsidiaries actively seeks out the Employee and initiates contact with the Employee for purposes of assisting in obtaining employment outside the Company, such action shall not constitute a violation of this provision. The provisions of this Section 6(b) shall remain in full force and effect for a period of 12 months after the end of the Term.
c.   Confidential Information.   The Employee further agrees to keep confidential, and not to use for his personal benefit or for any other person’s benefit, any and all proprietary information received by the Employee relating to inventions, products, production methods, financial matters, sources of supply, markets, marketing methods and customers of the Company in existence on the date hereof or developed by or for the Company during the Term. This Section 6(c) shall remain in full force and effect after the Term without limit in point of time, but shall cease to apply to information that legitimately comes into the public domain.
d.   Specific Enforcement.   It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in subsections 6(a), (b) and (c) above are reasonable and necessary to protect the legitimate interests of the Company, monetary damages alone are not an adequate remedy for any breach of such provisions, and any violation thereof would result in irreparable injuries to the Company. The Employee therefore acknowledges that, in the event of his violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
e.   Extension.   If Employee breaches Section 6(a) above, the duration of the period identified shall be computed from the date he resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Employee was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.
7.   Termination of Employment and Severance Payments.
a.   Termination by the Company for Cause.   During the Term, the Company may terminate the Employee’s employment under this Letter at any time for Cause (as hereinafter defined) upon written notice specifying the Cause and the date of termination. Payments under this Letter shall cease as of the date of termination for Cause. For purposes of this Letter, “Cause” means neglect of duty which is not corrected after 90 days’ written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the conviction for, or the entering of a plea of Nolo Contendere to, a felony or a crime involving moral turpitude.
b.   Termination by the Company without Cause.   During the Term, the Company may terminate the Employee’s employment under this Letter at any time for any reason other than Cause upon written notice specifying the date of termination. If on an effective date that is during the Term, the Company terminates the Employee’s employment for reasons other than Cause (which includes but is not limited to termination by the Company for what the Company believes to be Cause when it is ultimately determined that the Employee was terminated without Cause), then the Company shall pay the Employee severance payments equal in total to the amount remaining under the Term. Subject to potential payment timing requirements described in subsection (d) below which may cause a delay in payments for the Employee, severance payments shall be made in accordance with the Company’s usual payroll practices for salaried employees beginning with the period immediately following the Employee’s termination of employment.
c.   Termination in Event of Death, Disability, Retirement or Voluntary Resignation by the Employee.   If the Employee dies, becomes disabled, retires, or voluntarily terminates his employment during the Term, his employment under this Letter shall terminate immediately and payment of his base salary hereunder shall cease as of the date of termination; provided, however, that the Company shall remain liable for payment of any compensation owing but not paid as of the date of termination for services rendered before termination of employment. For purposes of this Letter, the Employee shall be deemed to be disabled if the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
d.   Payment Timing.   The parties recognize that on the date of termination the Employee may be a “specified employee” as defined in Section 409A of the Code. The determination of whether the Employee is a specified employee shall be determined under the policy established by the Company. In the event that the Employee is a specified employee at the termination and the termination is described in clause (b), (c) or (e), any amount due or payable other than on account of death or disability under paragraphs (b), (c) or (e) within the six months after the termination shall be paid in a lump sum payment on the first business day that is more than six months after the termination.
e.   Separation from service.   Notwithstanding anything in this Letter to the contrary, the Employee’s employment shall be deemed to have terminated if, and only if, such termination constitutes a “separation form service” within the meaning of Section 409A of the Code.
8.   Vacation.   During the Term, the Employee shall be entitled to a vacation in each calendar year in accordance with the Company’s policy.
9.   Insurance.   In accordance with Section 3(d), while he is employed by the Company, the Employee and his eligible dependents as insureds shall be covered under existing insurance policies on the same terms and conditions as offered to all full-time salaried employees. In accordance with Company policy, subsidized coverage under the Company’s insurance policies terminates on the date that employment terminates. If the Company terminates the Employee’s employment during the Term of this Letter for any reason except Cause, the Company shall reimburse the Employee for the required COBRA premiums, to the extent the Company subsidizes the group medical plan premium for active salaried employees, for a period equal to the Term. The Company’s reimbursement for COBRA premiums shall include a separate reimbursement amount for the Employee’s tax liability on the COBRA premiums at the Employee’s incremental tax rate (the “Gross-up Amount”). At the end of the Term, the Employee will have the option to purchase coverage under COBRA at full cost until he and/or his spouse qualify for Medicare coverage, whichever is later. Nothing in this Section 9 shall be interpreted to prohibit the Company from changing or terminating any benefit package or program at any time and from time to time so long as the benefits hereunder, considered in the aggregate, are comparable at any given time to the benefits provided to similarly situated employees of the Company at that time.

10.   Notice.   All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the mailing thereof by registered or certified mail, postage prepaid, and addressed as set forth below:

a.	If to the Company:

Mr. M. Scott Culbreth
Chief Financial Officer
American Woodmark Corporation
3102 Shawnee Drive
Winchester, VA 22601

b.	If to the Employee:

Mr. Kent Guichard
Chairman of the Board
c/o American Woodmark Corporation
3102 Shawnee Drive
Winchester, VA 22601

        Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.
11.   Waiver of Breach.    Waiver by either party of a breach of any provision of this Letter by the other shall not operate as a waiver of any subsequent breach by such other party.
12.   Entire Agreement.   This Letter contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the employment or compensation of the Employee by the Company. It may be changed only by an agreement in writing signed by both parties hereto.
13.   409A Compliance.   The parties intend that this Letter be administered in compliance with Section 409A of the Code and the regulations thereunder.
14.   Governing Law.    This Letter shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.
15.   Benefit.   This Letter shall inure to the benefit of, and shall be binding upon, and shall be enforceable by and against the Company, its successors and assigns, and the Employee, his heirs, beneficiaries and legal representatives.
16.   Invalid Provisions.   It is not the intention of either party to this Letter to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Letter is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Letter shall be binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.
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IN WITNESS WHEREOF, the Employee and the Company have executed this Letter as of the Effective Date.

 AMERICAN WOODMARK CORPORATION

By:	/s/M. Scott Culbreth
Mr. M. Scott Culbreth
Senior Vice President, Chief Financial Officer & Corporate Secretary

EMPLOYEE

By:	/s/Kent B. Guichard
Mr. Kent B. Guichard
Chairman of the Board